UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 29, 2007
CONIHASSET CAPITAL
PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-52011 (Commission File Number)	20-4414490 (I.R.S. Employer Identification No.)
Two International Place, 16th Floor
Boston, MA 02110
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (617) 235-7215
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 13, 2007, Conihasset Capital Partners, Inc. (the “Company”) and Thomas Melina (the “Seller”), President and sole shareholder of MRO Integrated Solutions, LLC (the “Subsidiary”), a Connecticut limited liability company that specializes in spares and consumable products, entered into a purchase agreement (the “Purchase Agreement”) for the purchase of all of the outstanding membership interests of the Subsidiary.

On June 29, 2007 (the “Closing Date”), the Company completed the purchase from the Seller of one hundred percent (100%) of the outstanding membership interests of the Subsidiary. In consideration for such purchase, the Company agreed, pursuant to arm’s length negotiations, to pay and deliver on the Closing Date a purchase price of $1.5 million in the form of the issuance to the Seller of 300,000 shares of the Company’s common stock at a price of $5.00 per share, and the conversion by the Subsidiary of a convertible subordinated promissory note in the amount of $1.5 million held by the Company. In addition, the Seller will remain the President of the Subsidiary.

The Purchase Agreement also contains representations, warranties, covenants and indemnities. The full text of the Purchase Agreement is attached as Exhibit 2.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)-(b) Financial Statements of the Business Acquired; Pro forma Financial Information.

The Company has previously reported the Subsidiary in its financial statements as a controlled investment. The Company will file the required pro forma financial information and financial statements of the Subsidiary prior to September 15, 2007.

(d) Exhibits.

2.1	Stock Purchase Agreement dated as of June 13, 2007 by and between Conihasset Capital Partners, Inc. and Thomas J. Melina*

* Previously Filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONIHASSET CAPITAL PARTNERS, INC.

Date: July 12, 2007	By:	/s/ Richard D. Bailey
Richard D. Bailey
President and Chief Executive Officer